Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (S-4) for the registration of $800,000,000 of 0.95% First Priority Senior Secured Notes due 2024, $1,525,000,000 of 1.57% First Priority Senior Secured Notes due 2026, and $400,000,000 of 1.65% First Priority Senior Secured Notes due 2027 and to the incorporation by reference therein of our report dated November 23, 2020, except for the effects of the changes in reportable segments as presented in Note 1 and Note 12, as to which the date is September 2, 2021, with respect to the consolidated financial statements of Berry Global Group, Inc. included in its Current Report on Form 8-K dated September 2, 2021, and our report dated November 23, 2020, with respect to the effectiveness of internal control over financial reporting of Berry Global Group, Inc., included in its Annual Report (Form 10-K) for the year ended September 26, 2020, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 2, 2021